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                            FORM 8-K

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549






                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




                Date of Report: November 13, 1998
       Date of earliest event reported: November 11, 1998



                 THE MAY DEPARTMENT STORES COMPANY
     (Exact name of Registrant as specified in its charter)

   Delaware                   I-79               43-1104396
(State or other           (Commission         (IRS Employer
jurisdiction of           File Number)        Identification No.)
incorporation)



  611 Olive Street, St. Louis, Missouri               63101
(Address of principal executive offices)           (Zip code)



       Registrant's telephone number, including area code:
                          (314) 342-6300








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Item 5.   Other Events.

     On November 11, 1998, Moody's Investors Service ("Moody's") upgraded the ratings of The May Department Stores Company's ("May") long-term debt and assigned a rating for the first time to its bank credit facility. The rating on May's senior unsecured notes, debentures and medium term notes were upgraded to single-A-1 from single-A-2. May's bank credit agreement was rated at single-A-1. In addition, Moody's confirmed its prime-1
rating of May's commercial paper.   A security rating is not a
recommendation to buy, sell or hold securities; it may be subject to revision or withdrawal at any time by the assigning rating organization; and each rating should be evaluated independently of any other rating.

Based on information from Moody's Investors Service, Inc.:

     Bonds rated single-A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations:

     - Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future;

     - Moody's applies numerical modifiers, 1, 2 and 3 in its single-A rating. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of the category.

     Issuers rated prime-1 have a superior ability for repayment of senior short-term debt obligations; repayment ability is often evidenced by many of the following characteristics:

     - Leading market positions in well-established industries;

     -    High rates of return on funds employed;

     - Conservative capitalization structure with moderate reliance on debt and ample asset protection;

     - Broad margins in earnings coverage of fixed financial charges and high internal cash generation; and

     - Well-established access to a range of financial markets and assured sources of alternate liquidity.


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                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              THE MAY DEPARTMENT STORES COMPANY



Dated:  November 13, 1998      By:    /s/ Richard A. Brickson
                                   Richard A. Brickson
                                   Secretary and Senior Counsel